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                                                                   Exhibit 99.3

 Letter to Registered Holders and DTC Participants Regarding the Tender of Any
                              And All Outstanding
                        8% Series A Notes Due 2013 And
        Any And All Outstanding 9% Series A Discount Notes Due 2013 And
          Any And All Outstanding 9% Series A Discount Notes Due 2013

                                      of

                                DEX MEDIA, INC.
               Pursuant to the Prospectus dated __________, 2004

    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
 YORK CITY TIME, ON           , 2004, UNLESS EXTENDED (THE "EXPIRATION DATE").

                                                               __________, 2004

To Registered Holders and DTC Participants:

   Dex Media, Inc., a Delaware corporation (the "Issuer") is offering to exchange, upon and subject to the terms and conditions set forth in the prospectus, dated __________, 2004, and the letter of transmittal, $1,000 principal amount of its 8% Series B Notes due 2013 (the "November Exchange Notes"), $1,000 principal amount at maturity of its 9% Series B Discount Notes due 2013 (the "November Discount Exchange Notes") and $1,000 principal amount at maturity of its 9% Series B Discount Notes due 2013 (the "February Discount Exchange Notes," and, together with the November Exchange Notes and the November Discount Exchange Notes, the "Exchange Notes"), all of which have been registered under the Securities Act of 1933, as amended, for each $1,000 principal amount of its outstanding 8% Series A Notes due 2013 (the "Outstanding November Notes"), of which $500,000,000 aggregate principal amount is outstanding, for each $1,000 principal amount at maturity of its outstanding 9% Series A Discount Notes due 2013 (the "Outstanding November Discount Notes"), of which $389,000,000 aggregate principal amount at maturity is outstanding, and for each $1,000 principal amount at maturity of its outstanding 9% Series A Discount Notes due 2013 (the "Outstanding February Discount Notes" and, together with the Outstanding November Notes and the Outstanding November Discount Notes, the "Outstanding Notes"), of which $361,000,000 aggregate principal amount at maturity is outstanding, respectively.

   In connection with the exchange offer, we are requesting that you contact your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, or who hold Outstanding Notes registered in their own names. The Issuer will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the exchange offer. However, you will, upon request, be reimbursed for reasonable out-of-pocket expenses incurred in connection with soliciting acceptances of the exchange offer. The Issuer will pay or cause to be paid all transfer taxes applicable to the exchange of Outstanding Notes pursuant to the exchange offer, except as set forth in the prospectus and the letter of transmittal.

   For your information and for forwarding to your clients, we are enclosing the following documents:

   1.The prospectus dated __________, 2004;

   2.The letter of transmittal for your use in connection with the tender of the Outstanding Notes and for the information of your clients;

   3.The notice of guaranteed delivery to be used to accept the exchange offer if the Outstanding Notes and all other required documents cannot be delivered to the exchange agent prior to the Expiration Date; and

   4.A form of letter which may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer.

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   To participate in the exchange offer, a beneficial holder must either:

  . cause to be delivered to U.S. Bank National Association (the "exchange agent"), at the address set forth in the letter of transmittal, definitive certificated notes representing Outstanding Notes in proper form for transfer together with a duly executed and properly completed letter of transmittal, with any required signature guarantees and any other required documents; or

  . cause a DTC Participant to tender such holder's Outstanding Notes to the Exchange Agent's account maintained at the Depository Trust Company ("DTC") for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the letter of transmittal.

   By complying with DTC's ATOP procedures with respect to the exchange offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Outstanding Notes all provisions of the letter of transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the letter of transmittal to the exchange agent.

   You will need to contact those of your clients for whose account you hold definitive certificated notes or book-entry interests representing Outstanding Notes and seek their instructions regarding the exchange offer.

   If holders of Outstanding Notes wish to tender, but it is impracticable for them to forward their certificates for Outstanding Notes prior to the expiration of the exchange offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the prospectus and the letter of transmittal.

   Any inquiries you may have with respect to the exchange offer, or requests for additional copies of the enclosed materials, should be directed to the exchange agent for the Outstanding Notes, at its address and telephone number set forth on the front of the letter of transmittal.

                                          Very truly yours,


                                          Dex Media, Inc.

   NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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